SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

         October 3, 2006
Date of Report (Date of Earliest Event Reported)

EQUITY INNS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Tennessee	001-12073	62-1550848
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7700 Wolf River Boulevard
                 Germantown, Tennessee 38138
(Address of Principal Executive Offices) (Zip Code)

          (901) 754-7774
(Registrant’s Telephone Number, Including Area Code)

                   N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule l4a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule l4d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule l3e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement.

On October 3, 2006, affiliates of Equity Inns, Inc. (the “Company”) entered into a master agreement (the “Master Agreement”) with affiliates of Global Hyatt Corporation (“Hyatt”) pursuant to which the Company has agreed to renovate and convert 18 AmeriSuites branded hotels (the “Hotels”) into Hyatt Place hotels at an estimated total conversion cost of $50 million to $60 million for all of the Hotels. In connection with the Master Agreement, the Company has agreed to amend the current management agreements and to execute new franchise and management agreements following conversion. In summary:

•
Upon conversion to Hyatt Place hotels, the Company and Hyatt will enter into 18 new Hyatt Place management agreements (each, a “Hyatt Management Agreement”) with ten (10) year terms and 18 new Hyatt Place franchise agreements (each, a “Hyatt Franchise Agreement”) with twenty (20) year terms pursuant to which, among other things:

•
Each Hotel will pay a franchise fee (4%) and management fee (3%) based on Hotel revenue. The payment of the franchise and management fees will be subject to each Hotel receiving a 9.5% preferred return on total hotel investment, at cost, and including the conversion costs (“Total Hotel Investment”). In the event a Hotel does not achieve the 9.5% preferred return, the franchise and management fees will be reduced by the amount of the shortfall. The 9.5% preferred return, as defined, will be calculated as Hotel net operating income minus real estate taxes and a maintenance capital reserve, divided by Total Hotel Investment. The 9.5% preferred return shall be calculated annually. Hyatt will also receive an incentive management fee equal to 10% of adjusted net operating income, as defined, in excess of the 9.5% preferred return, and after the payment of full franchise and management fees.

•
After all Hotels are converted to Hyatt Place hotels, the 9.5% preferred return shall last for five (5) years with respect to the payment of the franchise fee and ten (10) years with respect to the payment of the management fee.

•
At the end of the fifth year after all Hotels are converted to Hyatt Place hotels, either party may terminate the Hyatt Management Agreement if the Hotels are not receiving a minimum of a 9.5% preferred return after payment of full franchise and management fees.

•	These agreements shall be assignable, provided, among other things, that the Company sells at least 50% of the Hotels or there is a change of control of the Company, as defined.

•
The Company and Hyatt also entered into an amendment to each of the existing management agreements (the “AmeriSuites Management Agreement”) for each of the 18 Hotels, pursuant to which, among other things:

•
The Company will continue to be entitled to receive minimum return guarantees (each a “Guarantee” or collectively “Guarantees”) from Hyatt as prescribed under the current management agreements and disclosed beginning on page 49 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. These Guarantees are currently set to expire on December 31, 2007 for nine (9) of the Hotels and June 30, 2008 for nine (9) of the Hotels (such dates being referred to herein collectively as the “Guarantee Termination Date”).

•
If the Hotels are not converted to Hyatt Places before the Guarantee Termination Date, the Guarantees will be extended until the earlier of: (i) the date of conversion of the Hotel or (ii) 150 days after the existing Guarantee Termination Date.

•	During the Hotel conversion, the minimum return, as defined, shall be increased by 9.5% of the Company’s conversion costs during the construction period.

•
If the Hotels are not converted by the expiration of the Guarantee Termination Date, subject to the 150-day extension discussed above, the Guarantees shall expire and each Hotel will pay a franchise fee (4%) and management fee (3%) based on Hotel revenue. The payment of the franchise and management fees will be subject to each Hotel receiving a 9.5% preferred return similar to the calculation discussed above. Hyatt will also receive an incentive management fee equal to 10% of adjusted net operating income, as defined, in excess of the 9.5% preferred return, and after the payment of full franchise and management fees.

•	These agreements shall be assignable, provided, among other things, that the Company sells at least 50% of the Hotels or there is a change of control of the Company, as defined.

The Company issued a press release with respect to the Conversion, a copy of which is attached hereto as Exhibit 99.1.

The foregoing summary of these agreements is qualified in its entirety by the full terms and conditions of each of the agreements. A copy of each of the Master Agreement and the form of amendment to the AmeriSuites Management Agreement are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated herein by reference. Copies of the form of Hyatt Management Agreement and Hyatt Franchise Agreement are included as exhibits to the Master Agreement.

Please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for a complete description of the current franchise and management agreements for the Hotels.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Master Agreement, dated as of October 3, 2006, by and between the Company and Hyatt.

10.2	Form of Second Amendment to AmeriSuites Management Agreement, dated as of October 3, 2006, by and among the Company and Hyatt.

99.1	Press Release dated October 3, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUITY INNS, INC.

Date: October 4, 2006	By:	/s/ J. Mitchell Collins

Title: Executive Vice President, Chief Financial Officer, Secretary and Treasurer

Exhibit Index

Exhibit  Description

10.1	Master Agreement, dated as of October 3, 2006, by and between the Company and Hyatt.

10.2	Form of Second Amendment to AmeriSuites Management Agreement, dated as of October 3, 2006, by and among the Company and Hyatt.

99.1	Press Release dated October 3, 2006.